Exhibit 10.1

Rhys Hughes

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30 June 2016

Variation to terms and conditions of employment

Reference is made to your Service Agreement with Interflora Holdings Limited (the “Company”) dated 8 February 2005 (as amended, the “Service Agreement”).  This letter confirms the amendments to the Agreement with effect from the date of this letter.

In addition to your role as President of the Company, effective 1 July 2016 you will also assume the role of President, Global Consumer Floral for FTD Companies, Inc. (“FTD”).  As such, you will have two roles going forward and will remain employed by the Company under the terms of the Service Agreement.  The role of President, Global Consumer Floral will also report directly to FTD’s President and Chief Executive Officer.  This additional role will require you to travel to FTD’s offices in both Downers Grove and San Diego from time to time and it is envisaged that you will spend approximately 12 weeks each year in the US across at least six different visits.

Clause 3 of the Service Agreement sets out the scope of your employment and we have agreed that this should now include you assuming this additional role on behalf of FTD in the US.  Clause 4.2 of the Service Agreement does envisage you travelling outside of the UK and accords with the new arrangement that we have agreed.

The only other variation to the Service Agreement is that your salary is to be increased to £241,380 with effect from 1 July 2016.  Your bonus target will remain at 100% of your salary.  You will also receive the additional $25,000 one-time bonus related to your interim service as President, US Consumer Division for the period April 2016 – June 2016.  This one-time bonus will be comprised of $15,000 cash (to be paid in July 2016) and $10,000 in FTD restricted stock units (“RSUs”) which will be granted at FTD’s next quarterly grant date in August and will vest one year from the grant date.  Further, and as agreed, it will be recommended to the board of directors of FTD that your annual RSU grant (typically made in March) be increased to 12,000 RSUs and that you receive a pro-rated grant of 1,000 RSUs to be made at FTD’s next quarterly grant date in August.  The additional grant will vest in equal instalments over a four-year period from the grant date.

Your other benefits that have been agreed with you under the Service Agreement and subsequently will remain in place.  I can also confirm that your holiday entitlement will be increased to 30 days per year, in line with the new Interflora annual leave policy. This increase will commence from the new holiday year 1st November 2016.

Just for the avoidance of any doubt, your employment with the Company will continue to be subject to a six-month notice period from either party, as set out in the Service Agreement.

Capitalised terms in this letter not otherwise defined herein will have the meaning set out in the Service Agreement.  Other than as set out above, all other terms of the Service Agreement will remain in effect.

Please sign a copy of this letter and return it to my attention to indicate your acceptance of this variation to the Service Agreement.

Yours sincerely

/s/ Sian Fell
Sian Fell – Head of Human Resources
For and on behalf of Interflora Holdings Limited

I confirm that I have read and understood the terms of this letter and agree to the variation to the Service Agreement.

Signed:	/s/ Rhys Hughes	Date: 30 June 2016
Rhys Hughes

Acknowledged:

FTD Companies, Inc.
By:	/s/ Robert Apatoff
Name:	Robert Apatoff
Title:	President and Chief Executive Officer